Exhibit 99.1

ARIAD Announces Court Rulings Regarding NF-κB Patent Lawsuit with Lilly

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 3, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) and its co-plaintiffs today announced that the U.S. Court of Appeals for the Federal Circuit reversed part of the decision of the U.S. District Court for the District of Massachusetts in the plaintiffs’ lawsuit against Eli Lilly and Company. The plaintiffs had sued Lilly for infringing the co-plaintiffs’ pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity and had prevailed at trial. In Lilly’s appeal, the Appeals Court found that the four claims of U.S. Patent No. 6,410,516 (the “516 Patent”) asserted in this lawsuit are not valid due to inadequate written description, but the Appeals Court did not rule on other validity issues raised by Lilly or the findings of infringement. In addition, the Appeals Court affirmed the District Court’s ruling that the patent’s enforceability is not impaired by inequitable conduct in its prosecution.

“While we are disappointed by the Appeals Court’s ruling, the decision involves only one of the technical requirements for validity and focuses solely on the four asserted claims. We believe that this decision may allow us to pursue further legal action and judicial review of the ruling,” said Harvey J. Berger, M.D., chairman and chief executive officer.

The ‘516 Patent, issued in 2002, is based on the pioneering discoveries made by research groups led by Professors David Baltimore, Phillip Sharp and Tom Maniatis at the Massachusetts General Hospital, The Whitehead Institute for Biomedical Research and Harvard University. ARIAD is the exclusive licensee of the technology and patents.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208